Exhibit 99.1

FOR IMMEDIATE RELEASE
July 19, 2017

FOR ADDITIONAL INFORMATION, PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE SECOND QUARTER 2017

Earnings Summary
(in thousands except per share data)	2Q 2017	1Q 2017	2Q 2016	6 Months 2017	6 Months 2016
Net income	$11,541	$11,277	$11,566	$22,818	$23,168
Earnings per share	$0.65	$0.64	$0.66	$1.29	$1.32
Earnings per share - diluted	$0.65	$0.64	$0.66	$1.29	$1.32

Return on average assets	1.14%	1.15%	1.19%	1.15%	1.20%
Return on average equity	8.97%	9.02%	9.46%	9.00%	9.54%
Efficiency ratio	59.32%	61.18%	59.98%	60.23%	59.31%
Tangible common equity	11.19%	11.14%	11.17%

Dividends declared per share	$0.32	$0.32	$0.31	$0.64	$0.62
Book value per share	$29.14	$28.73	$28.11

Weighted average shares	17,626	17,615	17,530	17,621	17,521
Weighted average shares - diluted	17,645	17,638	17,542	17,641	17,538

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the second quarter 2017 of $11.5 million, or $0.65 per basic share, compared to $11.3 million, or $0.64 per basic share, earned during the first quarter 2017 and $11.6 million, or $0.66 per basic share, earned during the second quarter 2016.

2nd Quarter 2017 Highlights

❖	Net interest income for the quarter of $34.2 million was an increase of $1.1 million, or 3.5%, from first quarter 2017 and $1.2 million, or 3.6%, from prior year second quarter.

❖
While net charge-offs improved for the quarter, provision for loan losses for the quarter ended June 30, 2017 increased $1.5 million over prior quarter and $0.9 million over prior year same quarter as a result of an increase in our loan portfolio.

❖	Our loan portfolio increased $117.5 million, an annualized 15.9%, during the quarter and $156.0 million from June 30, 2016.

❖
Net loan charge-offs for the quarter ended June 30, 2017 were $1.3 million, or 0.18% of average loans annualized, compared to $1.4 million, or 0.20%, experienced for the first quarter 2017 and $2.5 million, or 0.34%, for the second quarter 2016.

❖
Nonperforming loans at $28.0 million increased $2.9 million from March 31, 2017 and $3.3 million from June 30, 2016.  Nonperforming assets at $60.7 million decreased $0.2 million from March 31, 2017 and $1.9 million from June 30, 2016.

❖	Deposits, including repurchase agreements, decreased $54.5 million during the quarter but increased $59.5 million from June 30, 2016.

❖
Noninterest income for the quarter ended June 30, 2017 of $12.3 million was an increase of $0.7 million, or 6.3%, from prior quarter and $0.5 million, or 4.6%, from prior year same quarter.  The increase for the quarter was primarily the result of a $0.6 million gain on the repurchase of $2.0 million in trust preferred securities.

❖
Noninterest expense for the quarter ended June 30, 2017 of $27.6 million remained relatively flat to prior quarter, but increased $0.4 million, or 1.4%, from prior year same quarter.  The increase in noninterest expense was due to an increase in net other real estate owned expense.

Net Interest Income

Net interest income for the quarter of $34.2 million was an increase of $1.1 million, or 3.5%, from first quarter 2017 and $1.2 million, or 3.6%, from prior year second quarter.  Our net interest margin at 3.68% remained flat to prior quarter but decreased 3 basis points from prior year same quarter, while our average earnings assets increased $77.9 million and $147.6 million, respectively, during those same periods.  Our yield on average earning assets increased 5 basis points from prior quarter and prior year same quarter, and our cost of funds increased 5 basis points from prior quarter and 10 basis points from prior year same quarter.  Our ratio of average loans to deposits, including repurchase agreements, was 89.9% for the quarter ended June 30, 2017 compared to 87.9% for the quarter ended March 31, 2017 and 88.1% for the quarter ended June 30, 2016.  Net interest income for the six months ended June 30, 2017 increased $0.9 million, or 1.4%, from June 30, 2016.

Noninterest Income

Noninterest income for the quarter ended June 30, 2017 of $12.3 million was an increase of $0.7 million, or 6.3%, from prior quarter and $0.5 million, or 4.6%, from prior year same quarter.  The increase for the quarter was primarily the result of a $0.6 million gain on the repurchase of $2.0 million in trust preferred securities.  Noninterest income for the six months ended June 30, 2017 increased $1.2 million, or 5.1%, compared to the six months ended June 30, 2016.  This increase included a $0.6 million increase in trust revenue and a $0.4 million increase in loan related fees, in addition to the $0.6 million gain mentioned above, offset partially by a $0.3 million decrease in gains on sales of loans.  Loan related fees were affected by fluctuations in the fair value adjustments of our mortgage servicing rights with a $0.3 million improvement year over year.

Noninterest Expense

Noninterest expense for the quarter ended June 30, 2017 of $27.6 million remained relatively flat to prior quarter, but increased $0.4 million, or 1.4%, from prior year same quarter.  The increase in noninterest expense was due to an increase in net other real estate owned expense ($0.9 million quarter over quarter and $1.4 million year over year), partially offset by a decrease in personnel expense ($0.9 million quarter over quarter and $0.3 million year over year) and a $0.3 million decrease in FDIC insurance premiums year over year.  The increase in net other real estate owned expense was primarily the result of $0.9 million in write-downs on two commercial properties during the quarter.  The decrease in personnel expense was primarily due to a reduction in the company performance based incentive accrual.  Noninterest expense for the six months ended June 30, 2017 increased $1.8 million, or 3.3%, compared to the six months ended June 30, 2016, as a result of a $1.7 million increase in net other real estate owned expense.  Personnel expense for the six months ended June 30, 2017 increased $0.5 million from prior year with a $0.7 million increase in salaries and a $0.5 million increase in the cost of group medical and life insurance, partially offset by a $0.4 million decrease in bonuses and incentives.  FDIC insurance premiums decreased $0.6 million from prior year.

Balance Sheet Review

CTBI’s total assets at $4.1 billion increased $47.0 million, or an annualized 4.7%, from March 31, 2017 and $185.8 million, or 4.8%, from June 30, 2016.  Loans outstanding at June 30, 2017 were $3.1 billion, increasing $117.5 million, or an annualized 15.9%, from March 31, 2017 and $156.0 million, or 5.3%, from June 30, 2016.  We experienced an increase during the quarter of $79.7 million in the commercial loan portfolio, $9.1 million in the residential loan portfolio, $25.7 million in the indirect loan portfolio, and $3.0 million in the consumer direct loan portfolio.  CTBI’s investment portfolio increased $4.7 million, or an annualized 3.1%, from March 31, 2017 and $30.4 million, or 5.2%, from June 30, 2016.  Deposits in other banks decreased $68.1 million from prior quarter but increased $18.5 million from June 30, 2016.  Deposits, including repurchase agreements, at $3.4 billion decreased $54.5 million, or an annualized 6.4%, from March 31, 2017 but increased $59.5 million, or 1.8%, from June 30, 2016.

Shareholders’ equity at June 30, 2017 was $514.9 million compared to $507.5 million at March 31, 2017 and $493.6 million at June 30, 2016.  CTBI’s annualized dividend yield to shareholders as of June 30, 2017 was 2.93%.

Asset Quality

CTBI’s total nonperforming loans were $28.0 million at June 30, 2017, an 11.7% increase from the $25.1 million at March 31, 2017 and a 13.5% increase from the $24.7 million at June 30, 2016.  Loans 90+ days past due decreased $0.2 million during the quarter but increased $0.1 million from June 30, 2016.  Nonaccrual loans increased $3.2 million during the quarter and from June 30, 2016, primarily due to two commercial customers whose credits are adequately collateralized or have a specific reserve established.  Loans 30-89 days past due at $15.2 million was a decrease of $0.1 million from March 31, 2017 and $3.8 million from June 30, 2016.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.  Impaired loans, loans not expected to meet contractual principal and interest payments other than insignificant delays, at June 30, 2017 totaled $50.7 million, a $0.4 million increase from the $50.3 million at March 31, 2017 but a $2.6 million decrease from the $53.3 million at June 30, 2016.

Our level of foreclosed properties at $32.6 million at June 30, 2017 was a $3.0 million decrease from the $35.7 million at March 31, 2017 and a $5.1 million decrease from the $37.7 million at June 30, 2016.  Sales of foreclosed properties for the quarter ended June 30, 2017 totaled $2.2 million while new foreclosed properties totaled $0.6 million.  At June 30, 2017, the book value of properties under contracts to sell was $3.4 million; however, the closings had not occurred at quarter-end.  Write-downs on foreclosed properties for the second quarter 2017 totaled $1.4 million compared to $0.5 million in the first quarter 2017 and $0.1 million in the second quarter 2016.  The write-downs during the quarter included $0.9 million on two commercial properties.

Net loan charge-offs for the quarter ended June 30, 2017 were $1.3 million, or 0.18% of average loans annualized, compared to $1.4 million, or 0.20%, experienced for the first quarter 2017 and $2.5 million, or 0.34%, for the second quarter 2016.  Of the net charge-offs for the quarter, $0.6 million were in commercial loans, $0.5 million were in indirect auto loans, $0.1 million were in residential loans, and $0.1 million were in consumer direct loans.  Allocations to loan loss reserves were $2.8 million for the quarter ended June 30, 2017 compared to $1.2 million for the quarter ended March 31, 2017 and $1.9 million for the quarter ended June 30, 2016.  Our reserve coverage (allowance for loan and lease loss reserve to nonperforming loans) at June 30, 2017 was 132.6% compared to 142.4% at March 31, 2017 and 144.6% at June 30, 2016.  Our loan loss reserve as a percentage of total loans outstanding remained at 1.20% from March 31, 2017 to June 30, 2017 compared to 1.22% at June 30, 2016.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Community Trust Bancorp, Inc.’s (“CTBI”) actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, changes in laws and regulations, competition, and demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary, operational, and fiscal policies and regulations, which include, but are not limited to, those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $4.1 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2017
(in thousands except per share data and # of employees)

	Three Months Ended June 30, 2017	Three Months Ended March 31, 2017	Three Months Ended June 30, 2016	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
Interest income	$38,411	$36,768	$36,374	$75,179	$72,901
Interest expense	4,171	3,678	3,315	7,849	6,518
Net interest income	34,240	33,090	33,059	67,330	66,383
Loan loss provision	2,764	1,229	1,873	3,993	3,638

Gains on sales of loans	251	256	446	507	762
Deposit service charges	6,199	5,960	6,272	12,159	12,117
Trust revenue	2,649	2,586	2,396	5,235	4,671
Loan related fees	773	1,005	739	1,778	1,350
Securities gains (losses)	18	(8)	(4)	10	64
Other noninterest income	2,421	1,780	1,920	4,201	3,776
Total noninterest income	12,311	11,579	11,769	23,890	22,740

Personnel expense	14,044	14,924	14,322	28,968	28,455
Occupancy and equipment	2,720	2,813	2,695	5,533	5,467
Data processing expense	1,757	1,789	1,559	3,546	3,128
FDIC insurance premiums	315	292	576	607	1,159
Other noninterest expense	8,730	7,826	8,040	16,556	15,225
Total noninterest expense	27,566	27,644	27,192	55,210	53,434

Net income before taxes	16,221	15,796	15,763	32,017	32,051
Income taxes	4,680	4,519	4,197	9,199	8,883
Net income	$11,541	$11,277	$11,566	$22,818	$23,168

Memo: TEQ interest income	$38,910	$37,277	$36,880	$76,187	$73,938

Average shares outstanding	17,626	17,615	17,530	17,621	17,521
Diluted average shares outstanding	17,645	17,638	17,542	17,641	17,538
Basic earnings per share	$0.65	$0.64	$0.66	$1.29	$1.32
Diluted earnings per share	$0.65	$0.64	$0.66	$1.29	$1.32
Dividends per share	$0.32	$0.32	$0.31	$0.64	$0.62

Average balances:
Loans	$3,027,044	$2,954,283	$2,913,461	$2,990,865	$2,896,147
Earning assets	3,782,548	3,704,690	3,634,945	3,743,834	3,627,631
Total assets	4,052,791	3,975,089	3,900,660	4,014,155	3,894,120
Deposits, including repurchase agreements	3,366,489	3,362,792	3,307,591	3,364,651	3,281,406
Interest bearing liabilities	2,731,147	2,660,794	2,615,806	2,696,164	2,620,012
Shareholders' equity	515,834	507,237	491,634	511,560	488,192

Performance ratios:
Return on average assets	1.14%	1.15%	1.19%	1.15%	1.20%
Return on average equity	8.97%	9.02%	9.46%	9.00%	9.54%
Yield on average earning assets (tax equivalent)	4.13%	4.08%	4.08%	4.10%	4.10%
Cost of interest bearing funds (tax equivalent)	0.61%	0.56%	0.51%	0.59%	0.50%
Net interest margin (tax equivalent)	3.68%	3.68%	3.71%	3.68%	3.74%
Efficiency ratio (tax equivalent)	59.32%	61.18%	59.98%	60.23%	59.31%

Loan charge-offs	$2,189	$2,491	$3,302	$4,680	$5,767
Recoveries	(845)	(1,042)	(797)	(1,887)	(1,732)
Net charge-offs	$1,344	$1,449	$2,505	$2,793	$4,035

Market Price:
High	$46.90	$50.40	$36.95	$50.40	$36.95
Low	$41.07	$43.25	$32.98	$41.07	$30.89
Close	$43.75	$45.75	$34.66	$43.75	$34.66

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2017
(in thousands except per share data and # of employees)

	As of June 30, 2017	As of March 31, 2017	As of June 30, 2016
Assets:
Loans	$3,087,342	$2,969,865	$2,931,385
Loan loss reserve	(37,133)	(35,713)	(35,697)
Net loans	3,050,209	2,934,152	2,895,688
Loans held for sale	4,624	2,599	1,707
Securities AFS	610,368	605,701	579,115
Securities HTM	858	858	1,661
Other equity investments	22,814	22,814	22,814
Other earning assets	90,711	163,362	81,894
Cash and due from banks	51,224	51,089	59,700
Premises and equipment	47,036	47,298	48,104
Goodwill and core deposit intangible	65,543	65,583	65,702
Other assets	137,726	140,705	138,937
Total Assets	$4,081,113	$4,034,161	$3,895,322

Liabilities and Equity:
NOW accounts	$48,476	$50,762	$50,362
Savings deposits	1,070,706	1,093,019	1,025,394
CD's >=$100,000	592,794	601,063	574,657
Other time deposits	610,770	609,990	626,103
Total interest bearing deposits	2,322,746	2,354,834	2,276,516
Noninterest bearing deposits	782,864	804,944	765,467
Total deposits	3,105,610	3,159,778	3,041,983
Repurchase agreements	257,208	257,497	261,298
Other interest bearing liabilities	167,455	73,614	66,674
Noninterest bearing liabilities	35,925	35,788	31,757
Total liabilities	3,566,198	3,526,677	3,401,712
Shareholders' equity	514,915	507,484	493,610
Total Liabilities and Equity	$4,081,113	$4,034,161	$3,895,322

Ending shares outstanding	17,671	17,661	17,560
Memo: Market value of HTM securities	$858	$858	$1,662

30 - 89 days past due loans	$15,234	$15,316	$18,995
90 days past due loans	8,362	8,583	8,237
Nonaccrual loans	19,651	16,498	16,447
Restructured loans (excluding 90 days past due and nonaccrual)	53,786	55,822	55,088
Foreclosed properties	32,638	35,665	37,740
Other repossessed assets	45	103	136

Common equity Tier 1 capital	14.91%	15.21%	14.79%
Tier 1 leverage ratio	12.72%	12.85%	12.57%
Tier 1 risk-based capital ratio	16.81%	17.25%	16.88%
Total risk based capital ratio	18.05%	18.49%	18.13%
Tangible equity to tangible assets ratio	11.19%	11.14%	11.17%
FTE employees	1,000	996	998